U.S. UNDERWRITING AGREEMENT

May 9, 2002


Echo Bay Mines Ltd.
Suite 1210 Manulife Place
10180 - 101 Street
Edmonton, Alberta
T5J 3S4

Attention:     Mr. Robert Leclerc, Chairman and Chief Executive Officer

Dear Sir:

     Based upon and subject to the terms and conditions set out below, BMO Nesbitt Burns Corp. (the "U.S. Lead Manager") and NBC International (USA), Inc. (together with the U.S. Lead Manager, collectively the "U.S. Underwriters" and, individually, a "U.S. Underwriter") hereby severally, in their respective percentages set out below, offer to purchase from Echo Bay Mines Ltd. (the "Corporation"), and by its acceptance of the offer constituted by this letter, the Corporation agrees to issue and sell to the U.S. Underwriters, at the Time of Closing (as hereinafter defined), 4,400,000 units (collectively, the "Units" and individually, a "Unit") of the Corporation (the "Offered Securities"), each Unit consisting of one (1) common share (a "Common Share") of the Corporation and one (1) common share purchase warrant exercisable at a price per Common Share of $0.90 until November 14, 2003 (each whole warrant a "Warrant") at an offering price of $0.70 per Unit for aggregate gross proceeds of $3,080,000. The offering of the Offered Securities by the Corporation is hereinafter referred to as the "Offering".

     The Corporation hereby grants to the U.S. Underwriters (in accordance with the percentages set forth in Section 16) a one time non-assignable option (the "U.S. Underwriters' Option") to purchase severally and not jointly up to 660,000 additional Units (the "Additional Units") upon the terms and conditions set forth herein only for the purpose of covering over-allotments made in connection with the sale of the Offered Securities. The U.S. Underwriters' Option shall be exercisable, in whole or in part, by the U.S. Lead Manager giving notice to the Corporation not later than the earlier of
(x) 30 days following the Time of Closing (as defined herein) and (y) the date upon which the Canadian Underwriters exercise the Canadian Underwriters' Option pursuant to the Canadian Underwriting Agreement, any such notice to specify the number of Additional Units to be purchased and the closing date with respect to such purchase (which closing date shall be by no later than five full business days after the written notice of election to purchase Additional Units under the U.S. Underwriters' Option is given). Pursuant to such notice, the U.S. Underwriters shall purchase and the Corporation shall issue and sell the number of Additional Units indicated in such notice, in accordance with the provisions of Section 11 hereof. In this U.S. Underwriting Agreement, the Offered Securities,


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                                     -2-

and to the extent that the U.S. Underwriters' Option is exercised, the Additional Units, are collectively called the "Securities".

     The Corporation shall pay to the U.S. Lead Manager, on behalf of the U.S. Underwriters, a fee (the "Underwriting Fee") at the Time of Closing equal to $0.035 per Offered Security sold pursuant to the terms of this Agreement in consideration of the services to be rendered by the U.S. Underwriters in connection with the Offering. Such services shall include, without limitation:
(i) acting as financial advisors to the Corporation in the preparation of documentation relating to the sale of the Securities; (ii) forming and managing banking, selling and other groups for the sale of the Securities;
(iii) distributing the Securities to the public both directly and through other registered dealers and brokers; (iv) assisting the Corporation in connection with the preparation and finalization of the U.S. Shelf Preliminary Prospectus Supplement and the U.S. Shelf Prospectus Supplement (each as hereinafter defined); (v) performing administrative work in connection with these matters; and (vi) all other services arising out of the agreement resulting from the Corporation's acceptance of this offer.

     To the extent the U.S. Underwriter's Option is exercised, the Corporation shall pay to the U.S. Lead Manager, on behalf of the U.S. Underwriters, a fee at the Over-Allotment Closing (as defined herein) equal to the Underwriting Fee for each Additional Unit sold under this Agreement.

     The U.S. Underwriters and the Corporation acknowledge that Schedules A and B form a part of this agreement.

     The U.S. Underwriters and the Corporation acknowledge that an offering of the Units is also being concurrently conducted in Canada by the Canadian Underwriters, who are affiliates of the U.S. Underwriters, under the terms of the Canadian Underwriting Agreement and the terms of that the Inter -Dealer Agreement, as well as applicable Canadian Securities Laws.

     The following are the terms and conditions of the agreement between the Corporation and the U.S. Underwriters:

Section 1   Definitions and Interpretation

(1)  In this agreement:

     "business day" means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario and the City of New York, New York;

     "Canadian Securities Laws" means, collectively, all applicable securities laws of each of the Qualifying Provinces and the respective rules and regulations under such laws together with applicable published policy statements, notices and orders of the securities regulatory authorities in the Qualifying Provinces;

     "Canadian Underwriting Agreement" means that certain underwriting agreement dated the date hereof between the Canadian Underwriters and the Corporation;

     "Canadian Underwriters" means BMO Nesbitt Burns Inc. and National Bank Financial Inc. together, and "Canadian Underwriter" means any one of them;


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                                     -3-

     "Continuous Disclosure Materials" means all documents previously published or filed by the Corporation with the securities regulatory authority in each Province of Canada, the SEC and the Exchanges;

     "Exchanges" means The Toronto Stock Exchange ("TSX") and the American Stock Exchange ("AMEX");

     "Inter-Dealer Agreement" means that certain inter-dealer agreement, dated the date hereof, between the Canadian Underwriters and the U.S. Underwriters;

     "Material Subsidiaries" means the entities set out in Schedule A in which the Corporation holds the types and percentages of securities or other ownership interests therein set forth;

     "Qualifying Provinces" means the provinces of Canada in which the Corporation has filed a Canadian preliminary short form prospectus and a (final) short form prospectus in respect to the Securities to be sold by the Canadian Underwriters in Canada;

     "SEC" means the United States Securities and Exchange Commission;

     "Stock Option Plans" means the stock option plans of the Corporation as constituted on the date hereof;

     "Time of Closing" shall have the meaning ascribed thereto in Section 10(1) hereof;

     "United States" means the United States of America, its territories and possessions, any state of the United States, the District of Columbia, and the areas subject to the jurisdiction of the United States of America;

     "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

     "U.S. Registration Statement" means the registration statement on Form S-3 (File No. 333-35857) filed with the SEC, with respect to certain securities of the Corporation, as amended, under the U.S. Securities Act, including the U.S. Shelf Prospectus and the exhibits and financial statements schedules thereto as amended as of the date hereof;

     "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

     "U.S. Securities Laws" means the applicable blue sky or securities legislation in the United States, together with the U.S. Exchange Act and the U.S. Securities Act;

     "U.S. Shelf Prospectus" means the prospectus, dated February 11, 1998, included in the U.S. Registration Statement;

     "U.S. Shelf Prospectus Supplement" means the U.S. Shelf Prospectus together with the prospectus supplement, dated the date hereof, specifically relating to the offering of the Securities by the U.S. Underwriters in the United States;

     "U.S. Shelf Preliminary Prospectus Supplement" means the U.S. Shelf Prospectus together with the preliminary prospectus supplement, dated April 29, 2002, specifically relating to the offering of the Securities by the U.S. Underwriters in the United States; and

     "Warrant Indenture" means the warrant indenture to be entered into between the Corporation and Computershare Trust Company of Canada, as trustee, providing for the creation and issue of the Warrants.

(2) The division of this agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this agreement.

(3) Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of the United States and all payments to be made hereunder shall be made in such currency.

(4) As used herein, the terms "U.S. Registration Statement", "U.S. Shelf Prospectus", "U.S. Shelf Preliminary Prospectus Supplement" and "U.S. Shelf Prospectus Supplement" shall include in each case all documents incorporated, or deemed incorporated, therein by reference pursuant to the requirements of Item 12 of Form S-3 (the "Incorporated Documents"), and any reference to herein to the to the terms "amend", "amendment" or "supplement" with respect to any of the foregoing documents shall be deemed to refer to and include the filing of the Incorporated Documents.

Section 2   Compliance with Securities Laws

(1)  The Corporation:

     (a) filed the U.S. Registration Statement together with other documentation supplemental thereto with the SEC under the U.S. Securities Act (as defined herein) on February 11, 1998, and such U.S. registration Statement has become and remains effective, and

     (b) filed the U.S. Shelf Preliminary Prospectus Supplement with the SEC pursuant to Rule 424(b) under the Securities Act on April 29, 2002.

(2) The Corporation shall, as soon as possible and in any event not later than 5:30 p.m. (Toronto time) on May 13, 2002, file with the SEC the U.S. Shelf Prospectus Supplement pursuant to Rule 424(b) under the U.S. Securities Act.

Section 3   Due Diligence

     Prior to the Time of Closing, including on any intervening weekends, the Corporation shall have allowed the U.S. Underwriters to conduct all due diligence which the U.S. Underwriters may reasonably require to conduct in order to fulfil their obligations as underwriters and in order to enable the U.S. Underwriters responsibly to execute any certificate required to be executed by them; provided, however, that this Section 3 is not intended to operate as a condition of the offering.

Section 4   Conditions of the Offering

     The U.S. Underwriters' obligations under this agreement are conditional upon and subject to:

(1) the U.S. Underwriters receiving at the Time of Closing favourable legal opinions to be delivered to the U.S. Underwriters by Fraser Milner Casgrain LLP, Canadian counsel to the Corporation (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Corporation and counsel to the Canadian underwriters as to the qualification of the Securities for sale to the public and as to other matters governed by the laws of the jurisdictions in Canada other than the provinces in which they are qualified to practice and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers, public and exchange officials or of the auditors or transfer agent of the Corporation) and Cravath, Swaine and Moore, the Corporations' U.S. counsel, each opinion substantially to the effect set forth in Schedule B hereto and in a form reasonably acceptable to the U.S. Underwriters;

(2) at the Time of Closing, there having been no actual material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis since the date hereof;

(3) the Canadian Underwriting Agreement having been executed by the Corporation and the Canadian Underwriters, and none of the Canadian Underwriters shall have relied upon any rights of termination in the Canadian Underwriting Agreement to terminate the offering of the Securities in Canada; and

(4) the U.S. Underwriters receiving at the Time of Closing such further certificates, opinions of counsel and other documentation from the Corporation as may be contemplated herein or as the U.S. Underwriters or their counsel may reasonably require; provided, however, that the U.S. Underwriters or their counsel shall request any such certificate or document within a reasonable period prior to the Time of Closing that is sufficient for the Corporation to obtain and deliver any such certificate or document, and in any event at least 48 hours prior to the Time of Closing.

Section 5   Covenants of the U.S. Underwriters

     The U.S. Underwriters:

     (a) shall offer or arrange the offer of the Securities for sale to the public, directly and through other investment dealers and brokers (the U.S. Underwriters, together with such other investment dealers and brokers, are referred to herein as the "Selling Firms"), only as permitted by and in compliance with all relevant laws and regulatory requirements (including under the U.S. Securities Act), upon the terms and conditions set forth in the U.S. Shelf Prospectus Supplement and in this agreement and will require each Selling Firm to so agree;

     (b) shall not solicit offers to purchase or sell the Securities so as to require registration thereof or the filing of a prospectus or similar document with respect thereto under the laws of any jurisdiction other than the United States, and will require each Selling Firm to agree with the U.S. Underwriters not to so solicit or sell. In this connection, the U.S. Underwriters agree that they will not offer or sell any of the Securities constituting a part of their allotment within Canada except, if applicable, through the Canadian Underwriters on the terms and conditions set forth in the Canadian Underwriting Agreement and the Inter-Dealer Agreement and in compliance with the Canadian Securities Laws.

     (c) agree that if they offer to sell or sell any Securities in jurisdictions other than the United States and Canada, such offers and sales shall be effected in accordance and compliance with the applicable laws of such jurisdictions and shall be effected in such manner so as not to: (i) require registration of the Securities, or the filing of a prospectus or other document with respect thereto; or (ii) subject the Corporation to any continuous disclosure or similar reporting requirements under the laws of any jurisdiction outside the Provinces of Canada or the United States;

     (d) shall use all reasonable efforts to complete and to cause the other Selling Firms to complete the distribution of the Securities as soon as practicable; and

     (e) shall notify the Corporation when, in their opinion, the U.S. Underwriters and the other Selling Firms have ceased distribution of the Securities.

(2) Notwithstanding the foregoing, no U.S. Underwriter shall be liable to the Corporation with respect to any other U.S. Underwriter under this section 5.

Section 6   Representations and Warranties of the Corporation

(1) The Corporation hereby represents and warrants to the U.S. Underwriters, intending that the same may be relied upon by the U.S. Underwriters that:

     (a) each of the Corporation and the Material Subsidiaries has been duly incorporated or amalgamated and organized and is validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to carry out its business as now conducted and as contemplated by the U.S. Shelf Prospectus Supplement and the documents incorporated by reference therein, and to own, lease and operate its properties and assets, and the Corporation has all requisite power and authority carry out its obligations under this agreement;

     (b) The only major operating subsidiaries of the Corporation are listed in Schedule A;

     (c) the Corporation or one of its subsidiaries owns the issued and outstanding shares of each of the Material Subsidiaries as set out in Schedule A, in each case free and clear of any pledge, lien, security interest, charge, claim or encumbrance, other than the securities of Round Mountain Gold Corporation;

     (d) the Corporation meets the requirement for the use of Form S-3 Under the U.S. Securities Act;

     (e) the Corporation's Common Shares are posted and listed for trading on the Exchanges and the Corporation is not in default of any of the listing requirements of the Exchanges, other than has been disclosed in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials;

     (f) other than has been disclosed in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials, and other than options under the Corporation's Stock Option Plans, there are no options, agreements or other rights outstanding to acquire any Common Shares of the Corporation;

     (g) as at the date hereof, the authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares, of which 502,168,375 Common Shares and no preferred shares are issued and outstanding;

     (h) the Corporation and each of its Material Subsidiaries hold all licences and permits that are required for carrying on their business in the manner in which such business has been, and is, carried on, except where the failure to hold such a license or permit could not reasonably be expected to have a material adverse effect on the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis (a "Material Adverse Effect");

     (i) the Corporation and each of its Material Subsidiaries have good and marketable title to all assets owned by them free and clear of all liens, charges and encumbrances that materially interfere with the use made or to be made thereof by them, save and except as specified in Section 6(1)(c) and as disclosed in the U.S. Shelf Prospectus Supplement and the Continuous Disclosure Materials;

     (j) all interests in natural resource properties of the Corporation or its Material Subsidiaries as set out in the U.S. Shelf Prospectus, the U.S. Shelf Prospectus Supplement and the Continuous Disclosure Materials that are owned or held by the Corporation or its Material Subsidiaries as owner or lessee thereof are so owned with good and marketable title or are so leased with good and valid title, are in good standing, are valid and enforceable, are free and clear of any liens, charges or encumbrances that materially interfere with the use made or to be made by them and no royalty is payable in respect of any of them, except as set out in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials; no other property rights are necessary for the conduct of the Corporation's or the Material Subsidiaries' business and there are no material restrictions on the ability of the Corporation or the Material Subsidiaries to use, transfer or otherwise exploit any such property rights except as set out in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials or as required by applicable laws;

     (k) (A) the Corporation and its Material Subsidiaries are in compliance in all material respects with all terms and provisions of all contracts, agreements, indentures, leases, instruments and licences in connection with the conduct of its business and (B) to the best of the Corporation's knowledge, all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, except in each case with respect to clauses (A) and (B), as could not reasonably be expected to have a Material Adverse Effect;

     (l) except as disclosed in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials, to the best of the Corporation's knowledge, the Corporation and its subsidiaries are in compliance with all material environmental laws in the jurisdictions in which such entities conduct their businesses;

     (m) except as disclosed in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials, the Corporation and each of its Material Subsidiaries maintain insurance against loss of, or damage to, their assets by all insurable risks on a replacement cost basis, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default, except in each case as could not reasonably be expected to have a Material Adverse Effect;

     (n) the consolidated audited financial statements of the Corporation for its fiscal years ended December 31, 2000 and December 31, 2001 and the unaudited interim financial statements of the Corporation for the quarter ended March 31, 2002 (collectively the "Corporation's Financial Statements"), copies of which are incorporated by reference in the U.S. Shelf Preliminary Prospectus Supplement and the U.S. Shelf Prospectus Supplement , are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation on a consolidated basis for the periods then ended and the Corporation's Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis;

     (o) this agreement has been duly authorized, executed and delivered by the Corporation and is a legal, valid and binding obligation of, and is enforceable against the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy);

     (p) The U.S. Registration Statement, at the time it became effective, and the U.S. Shelf Prospectus contained therein, at such time complied, fully in all material respects with the requirements of the U.S. Securities Act and the rules and regulations adopted by the SEC thereunder; the Incorporated Documents at the time they were filed complied in all material respects with the requirements of the U.S. Exchange Act and the rules and regulations adopted by the SEC thereunder;

     (q) except as disclosed in the U.S. Shelf Prospectus Supplement or the Continuous Disclosure Materials, as of the date hereof, there has been no actual material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis since March 31, 2002;

     (r) the directors and officers of the Corporation and their compensation arrangements with the Corporation, whether as directors, officers or employees of the Corporation are as disclosed in the U.S. Shelf Prospectus Supplement or in the Continuous Disclosure Materials;

     (s) all of the material contracts and agreements of the Corporation and of its Material Subsidiaries not made in the ordinary course of business (collectively the "Material Contracts") have been disclosed in the Continuous Disclosure Materials;

     (t) all tax returns, reports, elections, remittances and payments of the Corporation and of its Material Subsidiaries required by law to have been filed or made in any applicable jurisdiction, have been filed or made (as the case may be), other than for taxes being contested in good faith, and, to the knowledge of the Corporation, are substantially true, complete and correct and all taxes of the Corporation and of its Material Subsidiaries (other than for taxes being contested in good faith) have been paid or accrued in the Corporation's Financial Statements;

     (u) except as disclosed in the U.S. Shelf Prospectus Supplement or in the Continuous Disclosure Materials, there are no actions, suits, judgments, investigations or proceedings outstanding, pending or, to the best of its knowledge, threatened against or affecting the Corporation, its subsidiaries, or their respective directors, officers or promoters (in their capacity as such), at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever, except in each case as could not reasonably be expected to have a Material Adverse Effect;

     (v) all necessary corporate action has been taken or will have been taken prior to the Time of Closing (as defined below) by the Corporation so as to validly issue and sell the Securities to the U.S. Underwriters and upon receipt by the Corporation of the purchase price as consideration for the issue of the Securities, such Securities will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation;

     (w) the Corporation is not a company registered under the United States Investment Company Act of 1940, as amended, and the Corporation is not a company controlled by an investment company required to be so registered;

     (x) Computershare Trust Company of Canada, at its principal office in Toronto, has been duly appointed as the transfer agent and registrar for the Common Shares and the Warrants;

     (y) the forms of the certificates representing the Warrants have been duly approved by the Corporation and comply with the provisions of the laws of its jurisdiction of incorporation and the regulations of the AMEX; and

     (z) the U.S. Shelf Preliminary Prospectus Supplement and the U.S. Shelf Prospectus Supplement, contain no untrue statement of a material fact and does not and will not omit to state a material fact that is required to be stated or that is necessary to make the statements therein not misleading in light of the circumstances in which they are made.

(2) The representations and warranties of the Corporation contained in this U.S. Underwriting Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this U.S. Underwriting Agreement and remain in full force and effect thereafter for the benefit of the U.S. Underwriters for a period ending on the expiry date of the Warrants.

Section 7   Representations and Warranties of the U.S. Underwriters

(1) The U.S. Underwriters hereby severally and not jointly represent and warrant that:

     (a) the U.S. Underwriter is, and will remain so, until the completion of the Offering, appropriately registered under applicable U.S. Securities Laws so as to permit it to lawfully fulfil its obligations hereunder and the U.S. Underwriter is, and will remain so, until the completion of the Offering, a member in good standing of the National Association of Securities Dealers, Inc.; and

     (b) the U.S. Underwriter has good and sufficient right and authority to enter into this U.S. Underwriting Agreement and complete its transactions contemplated under this U.S. Underwriting Agreement on the terms and conditions set forth herein.

(2) The representations and warranties of each of the U.S. Underwriters contained in this U.S. Underwriting Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall not survive the completion of the transactions contemplated under this U.S. Underwriting Agreement but shall terminate on the completion of the Offering.

Section 8   Covenants of the Corporation

(1)  The Corporation covenants with the Canadian Underwriters that:

     (a) During the period from the date hereof to the completion of the distribution of the Securities, the Corporation shall promptly notify the U.S. Underwriters in writing of any actual material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation or its subsidiaries or any material change in any statement contained in the U.S. Shelf Prospectus Supplement, as such documents exist immediately prior to such change, which change is, or may be, of such nature as would result in any of such documents, as they exist immediately prior to such change, containing an untrue statement of a material fact or an omission to state therein a material fact that is required to be stated or that is necessary to make the statements therein not misleading in light of the circumstances in which they were made or which would result in any of such documents, as they exist immediately prior to such change not complying, in any material respect, with the U.S Securities Act. The Corporation will promptly prepare and file with the SEC an amendment to the U.S. Shelf Prospectus Supplement which in the opinion of the U.S. Underwriters and the Corporation, each acting reasonably, may be necessary or advisable to correct such untrue or misleading statement or omission. The Corporation shall in good faith discuss with the U.S. Underwriters any change in circumstances (actual, anticipated, contemplated or threatened) which is of such a nature that there may be a reasonable doubt as to whether written notice need be given to the Canadian Underwriters under the provisions of this clause (a).

     (b) the Corporation will deliver without charge to the U.S. Underwriters, as soon as practicable, and in any event no later than May 15, 2002 in the case of the U.S. Shelf Prospectus Supplement, and thereafter from time to time during the distribution of the Securities, in such cities as the U.S. Underwriters shall notify the Corporation, as many commercial copies of each of the U.S. Shelf Prospectus, U.S. Shelf Preliminary Prospectus Supplement and the U.S. Shelf Prospectus Supplement, respectively, as the U.S. Underwriters may reasonably request for the purposes contemplated by the relevant securities laws and such delivery shall constitute consent by the Corporation to the use by the U.S. Underwriters and other investment dealers and brokers of such documents in connection with the Offering in the United States, subject to the provisions of applicable U.S. Securities Laws. The Corporation shall similarly cause to be delivered commercial copies of the Incorporated Documents in such quantities as the Canadian Underwriters may reasonably request.

     (c) the Corporation shall use its reasonable best efforts to arrange that the Securities shall be listed and posted for trading on the TSX and the AMEX on the Closing Date, subject only to the documentary filing requirements of such exchange, and, in the case of the Warrants, subject also to meeting the requirements of the TSX and the AMEX that a minimum number of holders hold such Warrants;

     (d) it will not: (i) offer, pledge, sell, contract to sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, directly or indirectly, any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares; or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Shares or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise (other than the Securities and other than in connection with the grant or exercise of options, issuances under the Corporation's existing Stock Option Plans or employee share purchase plan or any other existing rights of conversion or securities issued as consideration for an acquisition of assets or shares), for a period ending 90 days after the closing of the Offering without the prior written consent of the U.S. Lead Manager, such consent not to be unreasonably withheld;

Section 9   Additional Documents upon Filing of U.S. Shelf Prospectus Supplement

(1) The U.S. Underwriters' obligations under this agreement are conditional upon the receipt by the U.S. Underwriters concurrently with the filing of the U.S. Shelf Prospectus Supplement of:

     (a) a "long form" comfort letter dated the date of U.S. Shelf Prospectus Supplement from the auditors of the Corporation, addressed to the U.S. Underwriters, in form and substance reasonably satisfactory to the U.S. Underwriters, relating to the verification of the financial information and accounting data and other numerical data of a financial nature contained in the U.S. Shelf Prospectus Supplement and matters involving changes or developments since the respective dates as of which specified financial information is given in the U.S. Shelf Prospectus Supplement to a date not more than two business days prior to the date of such letter. Such letter shall further state that such auditors are independent public accountants within the meaning of the U.S. Securities Act and the appropriate rules and regulations thereof, and that

          (i) in their opinion the Corporation's Financial Statements examined by them and included in the U.S. Shelf Prospectus Supplement comply in all material respects with the applicable accounting requirements of the U.S. Securities Act and the related published rules and regulations;

          (ii) on the basis of a reading of the latest available financial statements of the Corporation dated after December 31, 2001, inquiries of officials of the Corporation who have responsibility for the financial and accounting matters and the other specified procedures, nothing came to their attention that caused them to believe that:

               (A) at the date of the latest available balance sheet read by such auditors, or at a subsequent specified date not more than two business days prior to the date of the U.S. Shelf Prospectus Supplement, there was any material change in the capital or any increase in short term indebtedness or long-term debt of the Corporation and its Material Subsidiaries consolidated or, at the date of the latest available balance sheet read by such auditors, there was any material decrease in consolidated net current assets or net assets as compared with amounts shown on the latest balance sheet included in the U.S. Shelf Prospectus Supplement;

               (B) for the period from the date of the latest income statement included in the U.S. Shelf Prospectus Supplement to the date of the latest available income statement read by such auditors or at a subsequent specified date of the U.S. Shelf Prospectus Supplement, there were any material decreases as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the U.S. Shelf Prospectus Supplement, in the consolidated revenue, net operating income, or total or per share amounts of net income, except in all cases set forth in clauses (A) and (B) above for changes, increases or decreases which the U.S. Shelf Prospectus Supplement discloses have occurred or which are described in such letter; and

     (b) they have compared specified United States and Canadian dollar amounts (or percentages derived from such United States and Canadian dollar amounts) and other financial information contained in the U.S. Shelf Prospectus Supplement) in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Corporation and its subsidiaries subject to the internal controls of the Corporation's accounting system or are derived from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such United States and Canadian dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

(2) Such comfort letter shall be in addition to any comfort letters required by the terms of the Canadian Underwriting Agreement to be addressed to the Canadian Underwriters.

Section 10  Closing

(1) The Offering will be completed at the offices of Stikeman Elliott in Toronto at 8:00 a.m. (Toronto time) on May 17, 2002 (the "Time of Closing" and the "Closing Date", respectively) or at such other time and/or on such other date as the U.S. Underwriters and the Corporation may agree upon, but not in any event no later than June 21, 2002.

(2) At the Time of Closing, subject to the terms and conditions contained in this agreement, the Corporation shall deliver to the U.S. Underwriters a certificate or certificates representing the Offered Securities against payment of the purchase price by certified cheque, bank draft or wire transfer dated the Closing Date payable to the Corporation. The Corporation will, at the Time of Closing and upon such payment of the purchase price to the Corporation, make payment in full of the Underwriting Fee.

(3) The U.S. Underwriters' obligations under this agreement are conditional upon and subject to the Corporation delivering a certificate signed on behalf of the Corporation by the Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation, addressed to the U.S. Underwriters and dated the Closing Date, in a form satisfactory to the U.S. Underwriters' counsel, acting reasonably, certifying for and on behalf of the Corporation and not in their personal capacities that to the actual knowledge of the persons signing such certificate after having made due inquiry:

     (a) the Corporation has complied in all material respects with all covenants and satisfied all terms and conditions of this agreement on its part to be complied with and satisfied at or prior to the Time of Closing on the Closing Date;

     (b) no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Securities or any of the Corporation's issued securities has been issued and no proceeding for such purpose is pending or, to the knowledge of such officers, threatened;

     (c) no order suspending the effectiveness of the U.S. Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or, to the knowledge of such officers, threatened by the SEC and any additional information requested on the part of the SEC shall have been complied with to the reasonable satisfaction of the U.S. Underwriters;

     (d) all of the representations and warranties made by the Corporation in this agreement are true and correct as of the Time of Closing with the same force and effect as if made at and as of the Time of Closing after giving effect to the transactions contemplated hereby.

(4) The U.S. Underwriters' obligations under this agreement are conditional upon and subject to the Corporation causing its auditors to deliver to the U.S. Underwriters a comfort letter, dated the Closing Date, in form and substance satisfactory to the U.S. Underwriters, acting reasonably, bringing forward to a date not more than two business days prior to the Closing Date the information contained in the comfort letter referred to in paragraph 9(1)(a).

Section 11  Closing of U.S. Underwriters' Option

(1) The purchase and sale of the Additional Units shall be completed at such time and place as the U.S. Underwriters and the Corporation may agree, but in no event shall such closing occur later than five full business days after written notice of election to purchase Additional Units under the U.S. Underwriters' Option is given in the manner contemplated by the second paragraph of this Agreement (the "Over-Allotment Closing").

(2) At the Over-Allotment Closing, subject to the terms and conditions contained in this agreement, the Corporation shall deliver to the U.S. Underwriters a certificate or certificates representing the Additional Units against payment of the purchase price by certified cheque, bank draft or wire transfer dated the date of the Over-Allotment Closing payable to the Corporation. The Corporation will, at the time of the Over-

     Allotment Closing and upon such payment of the purchase price to the Corporation, make payment in full of the Underwriting Fee in respect of the Additional Units.

Section 12  Termination Rights

(1) All terms and conditions set out herein shall be construed as conditions and any breach or failure by the Corporation to comply with any such conditions in favour of the U.S. Underwriters shall entitle the U.S. Underwriters to terminate their obligation to purchase the Securities by written notice to that effect given to the Corporation prior to the Time of Closing on the Closing Date. The Corporation shall use its reasonable best efforts to cause all conditions in this agreement to be satisfied. It is understood that the U.S. Underwriters may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any subsequent breach or non-compliance, provided that to be binding on the U.S. Underwriters, any such waiver or extension must be in writing.

(2) In addition to any other remedies which may be available to the U.S. Underwriters, the U.S. Underwriters shall be entitled, at their option, to terminate and cancel, without any liability on the U.S. Underwriters' part, their obligations under this agreement to purchase the Securities, by giving written notice to the Corporation at any time at or prior to the Time of Closing on the Closing Date:

     (a) if there should occur any suspension or limitation of trading in securities generally on the TSX or AMEX, or if a general moratorium on commercial banking activities in Toronto or New York should be declared by the relevant authorities, or if, in relation to the Corporation, any inquiry, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced or any order or ruling is issued by any officer of such exchange or market, or by the SEC, or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof or of the United States or any state or territory thereof is promulgated or changed which, in the reasonable opinion of the U.S. Underwriters (or any of them) operates to prevent or materially restrict trading the Common Shares or the distribution of the Securities or could reasonably be expected to have a material adverse effect on the market price of the Common Shares or the Securities;

     (b) if there shall occur any actual material adverse change or change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis which in the U.S. Underwriters' reasonable opinion would reasonably be expected to have a material adverse effect on the market price or value of any of Securities or the Common Shares; or

     (c) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, without limiting the generality of the foregoing, any military conflict, civil insurrection, or any terrorist action, including, without limitation, military insurrection (whether or not in connection with such conflict or insurrection), which, in the U.S. Underwriters' reasonable opinion, materially adversely affects or involves, or will materially adversely affect or involve, the Canadian or United States financial markets and/or prevents or materially restricts the trading of the Common Shares or the distribution of the Securities;

(3) The U.S. Underwriters shall make reasonable best efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events referred to in clauses 12(2)(a), (b) or (c) provided that neither the giving nor the failure to give such notice shall in any way affect the entitlement of the U.S. Underwriters to exercise this right at any time prior to or at the Time of Closing.

(4) The rights of termination contained in this section may be exercised by the U.S. Underwriters and are in addition to any other rights or remedies the U.S. Underwriters may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this agreement.

(5) If the obligations of the U.S. Underwriters are terminated under this agreement pursuant to these termination rights, the Corporation's liabilities to the U.S. Underwriters shall be limited to the Corporation's obligations under Sections 13, 14 and 15.

Section 13  Indemnity

(1) The Corporation agrees to indemnify and hold harmless each U.S. Underwriter, and their respective directors, officers, employees and agents, and each person, if any, who controls any U.S. Underwriter within the meaning of Section 15 of the U.S. Securities Act or Section 20 of the U.S. Exchange Act against any and all losses, claims, damages and liabilities, joint or several (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the U.S. Securities Act, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any material breach of a representation or warranty of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder, in all material respects, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the U.S. Shelf Preliminary Prospectus Supplement, the U.S. Shelf Prospectus Supplement or the U.S. Registration Statement, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such untrue statement or omission or alleged untrue statement or omission was made in such U.S. Shelf Preliminary Prospectus Supplement, the U.S. Shelf Prospectus Supplement or U.S. Registration Statement, or such amendment or supplement, in reliance upon and in conformity, with information furnished in writing to the Corporation by or on behalf of any U.S. Underwriter or Canadian Underwriter expressly for use in the preparation thereof; provided, however, that the foregoing indemnity against losses, claims, damages or liabilities is subject to the condition that, insofar as it relates to any untrue statement or alleged untrue statement, omission or alleged omission made in the U.S. Registration Statement or the U.S. Shelf Preliminary

     Prospectus Supplement but eliminated or remedied in the U.S. Shelf Prospectus Supplement, such indemnity shall not inure to the benefit of any U.S. Underwriter from whom the person asserting any loss, claim, damage or liability purchased the Securities which are the subject thereof (or to the benefit of any person who controls such U.S. Underwriter) if such U.S. Underwriter failed to send or give a copy of the U.S. Shelf Prospectus Supplement (or any amendment or supplement thereto) to such person at or prior to the time such action is required by the U.S. Securities Act.

(2) Each U.S. Underwriter agrees to indemnify and hold harmless the Corporation, each person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each director of the Corporation and each officer of the Corporation, to the same extent as the foregoing indemnity from the Corporation to each Underwriter, but only insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which was made in the U.S. Shelf Preliminary Prospectus Supplement or the U.S. Shelf Prospectus Supplement, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Corporation by such U.S. Underwriter with respect to the U.S. Underwriters expressly for use in the preparation thereof.

(3)  Any party which proposes to assert the right to be indemnified under this
     Section 13 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnified party under this Section 13, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 13. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defence thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless
     (i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defence of such action (in which case the indemnifying parties shall not have the right to direct the defence of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not in fact have employed counsel to assume the defence of such action. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent. For the purposes of clause (ii) of the preceding sentence only, any indemnified party or parties shall be represented by one counsel whom they may select with the approval, which shall not be unreasonably withheld, of the indemnifying parties.

Section 14  Contribution

     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 13 is applicable but for any reason, other than as specified in Section 13, is held to be unavailable from the indemnifying party, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted), in such proportion as is appropriate to reflect the relative benefits received by the Corporation on the one hand and the U.S. Underwriters on the other from the offering of the Securities. If however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Corporation on the one hand and the U.S. Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Corporation on the one hand and the U.S. Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities (before deducting expenses) received by the Corporation bear to the total underwriting discounts and commissions received by the U.S. Underwriters, in each case as set forth in the U.S. Shelf Prospectus Supplement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation on the one hand or the U.S. Underwriters on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Corporation and the U.S. Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 14 were determined by pro rata allocation (even if the U.S. Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 14. Notwithstanding the provisions of this Section 14, (i) in no case shall any U.S. Underwriter be responsible for any amount in excess of the sum of the Underwriting Fee applicable to the Securities purchased by such U.S. Underwriter hereunder, and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 14, each person, if any, who controls a U.S. Underwriter within the meaning of the U.S. Securities Act and the U.S. Exchange Act, and each director, officer, employee and agent of a U.S. Underwriter shall have the same rights to contribution as such U.S. Underwriter, and each person, if any, who controls the Corporation within the meaning of the U.S. Securities Act and the U.S. Exchange Act, and each director of the Corporation shall have the same rights to contribution as the Corporation, subject in each case to clauses (i) and (ii) of this Section 14. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 14, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may he sought shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Section 14. No party shall be liable for contribution with respect to any action or claim settled without its written consent. The U.S. Underwriters' obligations in this section to contribute are several in proportion to their respective obligations and not joint.

Section 15  Expenses

     Whether or not the transactions provided for herein (including the Offering) are completed, the Corporation shall pay all costs, fees and expenses of or incidental to the performance of its obligations under this agreement including, without limitation: (i) the costs of the Corporation's professional advisors, (ii) the cost of printing the U.S. Shelf Preliminary Prospectus Supplement, the U.S. Shelf Prospectus Supplement, (iii) the preparation of any Blue Sky survey regarding the offers and sales of the Securities in the various states, and (iv) the fees and expenses of the Corporation's auditors, counsel and any local counsel. Except as provided in this agreement (including clause (iii) above), the fees and disbursements of any counsel to the U.S. Underwriters and out-of-pocket expenses of the U.S. Underwriters shall be borne by the U.S. Underwriters; provided that in the event that the sale and purchase of the Securities is not completed in accordance with the terms hereof (other than as a result of a breach by the U.S. Underwriters of any of its obligations hereunder or the exercise by the U.S. Underwriters of the termination rights contained herein), the Corporation shall assume and pay the out-of-pocket expenses of the U.S. Underwriters and the reasonable fees and disbursements of counsel to the U.S. Underwriters.

Section 16  Liability of U.S. Underwriters

(1) The obligation of the U.S. Underwriters to purchase the Securities in connection with the Offering at the Time of Closing on the Closing Date shall be several and not joint or joint and several and shall be as to the following percentages of the Offered Securities to be purchased at that time:

     BMO Nesbitt Burns Corp.                60%
     NBC International (USA) Inc.           40%
                                           ----
                                           100%

(2) If one of the U.S. Underwriters fails to purchase its applicable percentage of the aggregate amount of the Offered Securities at the Closing Time, the other U.S. Underwriter shall have the right, but shall not be obligated, to purchase, all but not less than all, of the Offered Securities which would otherwise have been purchased by the U.S. Underwriter which failed to purchase. If, with respect to the Offered Securities, any non-defaulting U.S. Underwriter elects not to exercise such right so as to assume the entire obligation of the defaulting U.S. Underwriter (the Offered Securities in respect of which the defaulting Underwriter(s) fail to purchase and the non-defaulting U.S. Underwriters does not elect to purchase being hereinafter called the "Default Shares"), then the Corporation shall have the right to either (i) proceed with the sale of the Offered Securities (less the Default Shares) to the non-defaulting U.S. Underwriter or (ii) terminate its obligations hereunder without liability to the non-defaulting U.S.

     Underwriters except under sections 13, 14 and 15. Nothing in this paragraph shall oblige the Corporation to sell to any of the U.S. Underwriters less than all of the Offered Securities or shall relieve any of the U.S. Underwriters in default hereunder from liability to the Corporation.

(3) Notwithstanding the foregoing, the U.S. Underwriters shall have the right, but not the obligation, to sell to the Canadian Underwriters, any Offered Securities pursuant to the Inter-Dealer Agreements, and subject to the terms and conditions set out therein.

Section 17  Action by U.S. Underwriters

     All steps which must or may be taken by the U.S. Underwriters in connection with the agreement resulting from the Corporation's acceptance of this offer, with the exception of the matters relating to termination contemplated by Section 12, may be taken by the U.S. Lead Manager on behalf of itself and the other U.S. Underwriter and the acceptance of this offer by the Corporation shall constitute the Corporation's authority for accepting notification of any such steps from, and for delivering the definitive documents constituting the Securities to or to the order of the U.S. Lead Manager.

Section 18  Governing Law; Time of Essence

     This agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein and time shall be of the essence hereof.

Section 19  Survival of Warranties, Representations, Covenants and Agreements

     All warranties, representations, covenants and agreements of the Corporation and the U.S. Underwriters herein contained or contained in documents submitted or required to be submitted pursuant to this agreement shall survive the purchase by the U.S. Underwriters of the Securities and shall continue in full force and effect, regardless of the closing of the sale of the Securities and regardless of any investigation which may be carried on by the U.S. Underwriters, or on their behalf, for a period of three years following the Closing Date. Without limitation of the foregoing, the provisions contained in this agreement in any way related to the indemnification or the contribution obligations shall survive and continue in full force and effect, indefinitely.

Section 20  Press Releases

     The Corporation shall provide the U.S. Underwriters and their counsel with a copy of all press releases to be issued by the Corporation concerning the offering contemplated hereby prior to the issuance thereof, and shall give the U.S. Underwriters and their counsel a reasonable opportunity to provide comments on any press release.

Section 21  Notices

     All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered or facsimile to such other party as follows:

     (a)  to the Corporation at:

          Suite 1210 Manulife Place
          10180 - 101 Street
          Edmonton, Alberta
          T5J 3S4

          Attention:      Lois Broderick
          Facsimile No.:  (780) 424-7378

          with a copy to:

          Fraser Milner Casgrain LLP
          2900 Manulife Place
          10180 - 101 Street
          Edmonton, Alberta
          T5J 3V5

          Attention:      Michael Gluckman
          Facsimile No.:  (780) 423-7276

          and to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, NY 10019-7475 U.S.A.

          Attention:      William Whelan
          Facsimile No.:  (212) 474-3700

     (b)  to the U.S Underwriters at:

          BMO Nesbitt Burns Corp.
          c/o BMO Nesbitt Burns Inc.
          1 First Canadian Place
          Toronto, Ontario
          M5X 1H3

          Attention:      Egizio Bianchini
          Facsimile No.:  (416) 359-4459
        with a copy to:

          Stikeman Elliott
          5300 Commerce Court West
          199 Bay Street
          Toronto, Ontario
          M5L 1B9

          Attention:      Jay C. Kellerman
          Facsimile No.:  (416) 947-0866

          Dorsey & Whitney LLP
          BCE Place
          161 Bay Street, Suite 4310
          Toronto, Ontario
          Canada M5J 2S1

          Attention:      Grant Vingoe
          Facsimile No.:  (416) 367-7371

     or at such other address or facsimile number as may be given by either of them to the other in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if facsimile, on the next business day after such notice or other communication has been facsimile (with receipt confirmed).

Section 22  Judgment Currency

     In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the "judgment currency") other than United States dollars, the Corporation shall indemnify each U.S. Underwriter against any loss incurred by such U.S. Underwriter as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which a U.S. Underwriter is able to purchase United States dollars with the amount of the judgment currency actually received by such U.S. Underwriter. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

Section 23  Counterpart Signature

     This agreement may be executed in one or more counterparts (including counterparts by facsimile) which, together, shall constitute an original copy hereof as of the date first noted above.

Section 24  Entire Agreement

     This agreement constitutes the entire agreement between the U.S. Underwriters and the Corporation relating to the subject matter hereof and supersedes all prior agreements between the U.S. Underwriters and the Corporation.


            [the balance of this page was intentionally left blank]

Section 25  Acceptance

     If this offer accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to BMO Nesbitt Burns Corp. (Attention: Egizio Bianchini).

                                       Yours very truly,





                                       BMO NESBITT BURNS CORP.

                                       By: /s/ Thomas C. Wright
                                           --------------------------------
                                           Authorized Signing Officer

                                       NBC INTERNATIONAL (USA), INC.

                                       By: /s/ Michael Mackasey
                                           --------------------------------
                                           Authorized Signing Officer

     The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

      ACCEPTED at                as of this 9th day of May,
2002.

                                       ECHO BAY MINES LTD.

                                       By: /s/ Tom S.Q. Yip
                                           --------------------------------
                                           Authorized Signing Officer

                                  SCHEDULE A

                             MATERIAL SUBSIDIARIES

      Name                        Type of Ownership           Percentage
      ----                        -----------------           ----------

Echo Bay Inc.                               Shares               100%
(Delaware, United States)

Echo Bay Finance Corporation                Shares               100%
(Delaware, United States)

Echo Bay Exploration Inc.                   Shares               100%
(Delaware, United States)

Round Mountain Gold Corporation             Shares               100%
(Delaware, United States)

Corp. Air Inc. (Alberta, Canada)            Shares               100%


Sunnyside Gold Corporation                  Shares               100%
(Delaware, United States)

Echo Bay Minerals Company                   Shares               100%
(Delaware, United States)

Echo Bay Resources Inc.                     Shares               100%
(Delaware, United States)

Echo Bay Management Corporation             Shares               100%
(Delaware, United States)

                                  SCHEDULE B

Unless the context otherwise dictates, all capitalized terms herein have the meaning ascribed to thereto in the U.S. Underwriting Agreement to which this Schedule B is attached

     Canadian counsel's opinions:
     ---------------------------

     As set out in Section 4(1) of the Canadian Underwriting Agreement


     U.S. counsel's opinions:
     -----------------------

     1. Based solely on certificates from the Secretary of State of the State of Delaware, the Material Subsidiaries, other than Corp. Air Inc., are corporations subsisting and in good standing under the laws of the State of Delaware.

     2. No authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal, New York or, to the extent required under the General Corporation Law of the State of Delaware, Delaware governmental authority or regulatory body is required for the consummation of the transactions contemplated by the U.S. Underwriting Agreement, except such as have been obtained under the U.S. Securities Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the U.S. Underwriters.

     3. None of the issue and sale of the Securities, the consummation of any other of the transactions contemplated by the U.S. Underwriting Agreement and the performance of the terms of the U.S. Underwriting Agreement (i) will conflict with, result in a breach of, or constitute a default under any agreement or instrument that is listed as an exhibit to the Corporation's most recent Annual Report on Form 10-K filed with the SEC by the Corporation and to which the Corporation or any of its Material Subsidiaries is a party or bound,
(ii) will contravene any law, rule or regulation of the United States of America or the State of New York or the General Corporation Law of the State of Delaware or (iii) based solely on a certificate signed by Lois-Ann L. Brodrick, Vice President and Secretary of the Corporation, on the date hereof, will contravene, to our knowledge, any order or decree of any court or government agency or instrumentality of the State of New York or the Federal government of the United States of America. In connection with the foregoing, we point out that certain of the agreements referred to in clause (i) above are or may be governed by laws other than the laws of the State of New York. For purposes of the opinion expressed in this paragraph, however, we have assumed that all such agreements are governed by and would be interpreted in accordance with the laws of the State of New York.

     4. The statements made in the U.S. Shelf Prospectus Supplement under the caption "Plan of Distribution", insofar as they purport to summarize the material terms of the U.S. Underwriting Agreement, and under the caption "U.S. Federal Income Tax Considerations", insofar as they purport to describe the material tax consequences of an investment in Securities, fairly summarize the matters therein described.

     5. Based solely on a certificate signed by Lois-Ann L. Brodrick, Vice President and Secretary of the Corporation, on the date hereof, the Corporation is not, and after giving effect to the offering of the Securities and the application of the proceeds thereof as described in the U.S. Shelf Prospectus Supplement will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

     6. The U.S. Registration Statement, at the time it was last amended or deemed to be amended, and the U.S. Shelf Prospectus, as of the date hereof (in each case except the financial statements and other information of a statistical, accounting or financial nature included therein, as to which we do not express any view), appeared on their face to be appropriately responsive in all material respects to the requirements of the U.S. Securities Act and the applicable rules and regulations thereunder.